Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Sue Neumann, 314-656-5827
www.smurfit-stone.com

SMURFIT-STONE PROMOTES CRAIG A. HUNT TO CHIEF

ADMINISTRATIVE OFFICER AND GENERAL COUNSEL

CREVE COEUR, Mo., and CHICAGO (October 28, 2010) - Smurfit-Stone Container Corporation (SSCC:NYSE) announced today that its Board of Directors has named Craig A. Hunt to the position of chief administrative officer and general counsel, effective November 1.  Hunt currently serves as senior vice president, secretary and general counsel.

“Craig has provided critical leadership to the company, especially throughout the restructuring process.  He will be a key member of the senior leadership team going forward,” said Ralph F. Hake, chairman of the Board of Directors.

Hunt, 49, joined the legal department of the former Jefferson Smurfit Corporation in 1990, and has served as general counsel for the past 12 years.  In his new role, he will be responsible for all of the company’s non-financial corporate functions and will continue to report to the chief executive officer.

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers and one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange. Smurfit-Stone generated revenue of $5.57 billion in 2009; has led the industry in safety every year since 2001; and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.

Six CityPlace Drive, Creve Coeur, MO 63141   Phone: 314.656.5300   Web: smurfit-stone.com